As filed with the Securities and Exchange Commission on March 11, 2009

Registration No. 033-91022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT

NO. 033-91022

UNDER

THE SECURITIES ACT OF 1933

O’REILLY AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Missouri	44-0618012
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 South Patterson Springfield, Missouri	65802
(Address of Principal Executive Offices)	(Zip Code)

O’REILLY AUTOMOTIVE, INC. PERFORMANCE INCENTIVE PLAN

(Full title of the plan)

Greg Henslee

Chief Executive Officer and Co-President

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

(Name and address of agent for service)

(417) 862-6708

(telephone number, including area code, of agent for service)

Copies of All Correspondence to:

Peter C. Krupp, Esq. Kimberly A. deBeers, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 (312) 407-0700	Ruben K. Chuquimia, Esq. Gallop, Johnson & Neuman, L.C. 101 South Hanley Road, Suite 1700 St. Louis, Missouri 63105 (314) 615-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller Reporting Company	☐

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK

This Post-Effective Amendment relates to a Registration Statement on Form S-8 of O’Reilly Automotive, Inc. (the “Registrant”), Registration No. 033-91022 (the “Prior Registration Statement”), pertaining to the registration of 100,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), available for issuance under the O’Reilly Automotive, Inc. Performance Incentive Plan, as amended (the “Incentive Plan”) and 500,000 shares of Common Stock available for issuance under the O’Reilly Automotive, Inc. 1993 Stock Option Plan (the “1993 Stock Option Plan”). The registration fees in respect of such shares of Common Stock were paid at the time of the filing of the Prior Registration Statement. As adjusted for three separate two-for-one Common Stock splits occurring via 100% dividends paid on August 31, 1997, November 30, 1999 and June 15, 2005, the Prior Registration Statement covers 800,000 shares of Common Stock under the Incentive Plan. The Prior Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) and became effective on April 7, 1995.

This Post-Effective Amendment deregisters 150,000 shares of Common Stock (the “Transferred Shares”) from the Prior Registration Statement under the Incentive Plan. These Transferred Shares are not subject to awards granted under the Incentive Plan. The Prior Registration Statement will remain in effect to cover the issuance of additional shares of Common Stock under the Incentive Plan and the 1993 Stock Plan.

Contemporaneously with the filing of this Post-Effective Amendment to the Prior Registration Statement covering Incentive Plan, the Registrant is filing an additional Registration Statement on Form S-8 (the “New Registration Statement”) to register the Transferred Shares under the O’Reilly Automotive, Inc. Stock Purchase Plan, as amended (the “Purchase Plan”). Pursuant to General Instruction E of Form S-8 and the principles set forth in Interpretation 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporate Finance (July 1997), this Post-Effective Amendment to the Prior Registration and the New Registration Statement are being filed to (i) deregister the Transferred Shares and (ii) carry forward the Transferred Shares and the registration fees paid in respect thereof from the Prior Registration Statement under the Incentive Plan to the New Registration Statement under the Purchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, state of Missouri, on this 11th day of March, 2009.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Greg Henslee
Greg Henslee
Co-President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of O’Reilly Automotive, Inc., hereby severally constitute Greg Henslee and Thomas McFall, and each of them individually, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Post-Effective Amendment to the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable O’Reilly Automotive, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on this 11th day of March, 2009.

Signature	Title	Date

/s/ Greg Henslee	Chief Executive Officer and	March 11, 2009
Greg Henslee	Co-President (Principal Executive Officer)

/s/ Thomas McFall	Executive Vice President of Finance	March 11, 2009
Thomas McFall	and Chief Financial Officer (Principal Financial & Accounting Officer)

/s/ Paul R. Lederer	Director	March 11, 2009
Paul R. Lederer

/s/ Joe C. Greene	Director	March 11, 2009
Joe C. Greene

/s/ Jay D. Burchfield	Director	March 11, 2009
Jay D. Burchfield

Signature	Title	Date

/s/ David E. O’Reilly	Director	March 11, 2009
David E. O’Reilly

/s/ Larry P. O’Reilly	Director	March 11, 2009
Larry P. O’Reilly

/s/ Charles H. O’Reilly, Jr.	Director	March 11, 2009
Charles H. O’Reilly, Jr.

/s/ Rosalie O’Reilly Wooten	Director	March 11, 2009
Rosalie O’Reilly Wooten

/s/ John Murphy	Director	March 11, 2009
John Murphy

/s/ Ronald Rashkow	Director	March 11, 2009
Ronald Rashkow